Hennessy Advisors, Inc. Announces Quarterly Dividend and Second Quarter Earnings of $0.20 Per Share

NOVATO, Calif., May 8, 2013 /PRNewswire/ -- Hennessy Advisors, Inc. (OTCBB:HNNA) today reported fully diluted earnings per share of $0.20 for the second quarter ended March 31, 2013, an increase of 400% versus earnings of $0.04 per share for the quarter ended March 31, 2012. Fully diluted earnings per share for the six months ended March 31, 2013 were $0.33 per share, an increase of 371% from $0.07 for the six months ended March 31, 2012. The increase in earnings is attributable to increased mutual fund assets under management, primarily due to our purchase of mutual fund assets from FBR & Co. in October, 2012. Average assets increased by 299% and 258%, respectively, over the 3-month and 6-month prior comparable periods, causing a corresponding rise in revenue, net income and earnings per share.

The Board of Directors of Hennessy Advisors, Inc. today also declared a quarterly dividend of $0.03125 per share to be paid on June 17, 2013 to shareholders of record as of May 24, 2013. Based on the Hennessy Advisors, Inc. stock price at the close of business on May 8, 2013 of $6.43 per share, this dividend, when annualized, represents a 1.9% yield.

"We are pleased with our performance during the second quarter of our fiscal year, which was fortified by the solid positive returns in each of the sixteen mutual funds we manage. We are excited to manage over $3.4 billion in assets and to offer shareholders a comprehensive line-up of equity, specialty and fixed income mutual fund products," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "Our commitment to our long-range business model is rivaled only by our dedication to our shareholders. Through the first six months of our fiscal year, we continued to implement our focused business strategy by growing our mutual fund assets through marketing and sales, and diligently seeking out strategic asset purchases," Hennessy noted.

"I am confident in the fundamentals of the current stock market and the U.S. economy. I believe we are in the midst of a sustainable bull market driven by a strong Corporate America. Economic growth may appear gradual, but historically it has been slow and steady growth that has rewarded investors over the long run," added Mr. Hennessy.

Hennessy Advisors, Inc.

Financial Highlights

Period to Period

	Three Months Ended
Second Quarter	Mar. 31, 2013	Mar. 31, 2012	$ Change	% Change
Total Revenue	$ 5,947,208	$ 1,729,353	$ 4,217,855	243.9%
Net Income	$ 1,117,173	$ 246,049	$ 871,124	354.0%
Earnings per share (diluted)	$ 0.20	$ 0.04	$ 0.16	400.0%
Weighted Average number of shares outstanding (diluted)	5,714,559	5,703,509	11,050	0.2%
Mutual Fund Average Assets Under Management	$ 3,227,861,349	$ 809,465,615	$ 2,418,395,734	298.8%

	Six Months Ended
Year-to-date	Mar. 31, 2013	Mar. 31, 2012	$ Change	% Change
Total Revenue	$ 10,650,221	$ 3,446,263	$ 7,203,958	209.0%
Net Income	$ 1,885,167	$ 398,316	$ 1,486,851	373.3%
Earnings per share (diluted)	$ 0.33	$ 0.07	$ 0.26	371.4%
Weighted Average number of shares outstanding (diluted)	5,757,333	5,745,235	12,098	0.2%
Mutual Fund Average Assets Under Management	$ 2,838,812,223	$ 793,177,588	$ 2,045,634,635	257.9%

At Period Ending Date	Mar. 31, 2013	Mar. 31, 2012	$ Change	% Change
Mutual Fund Total Assets Under Management	$ 3,406,426,286	$ 814,943,681	$ 2,591,482,605	318.0%
Retained Earnings	$ 17,272,435	$ 15,535,371	$ 1,737,064	11.2%

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager of a wide range of both domestic and international equity products. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

CONTACT: Tania Kelley, Hennessy Advisors, Inc., 1-800-966-4354, +1-415-899-1555